Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Evofem Biosciences, Inc. (formerly Neothetics, Inc.) for the registration of 8,000,000 shares of its common stock and common warrants to purchase an aggregate of 1,600,000 shares of common stock and to the incorporation by reference therein of our report dated February 26, 2018, with respect to the financial statements of Evofem Biosciences, Inc. (formerly Neothetics, Inc.), included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 15, 2018